RICHARDSON & PATEL LLP
                            10900 Wilshire Boulevard
                                    Suite 500
                              Los Angeles, CA 90024
                            Telephone (310) 208-1182
                            Facsimile (310) 208-1154

                                 August 9, 2005

VIA EDGAR AND OVERNIGHT COURIER

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington D.C., 20549
Attn.:   Daniel F. Duchovny, Esq.
         Russel Mancuso, Esq.

      Re:   Composite Technology Corporation
            Amended Registration Statement on Form S-3
            File No. 333-122280
            Amended Post-Effective Amendment on Form S-3
            File No. 333-112798

Messrs. Duchovny and Mancuso:

      We enclose herewith marked copies of the above-referenced registration statements (the "Registration Statements") together with exhibits thereto, as filed with the Securities and Exchange Commission on August 9, 2005.

      Should you have any questions or comments regarding the enclosed documents, please do not hesitate to contact the undersigned by telephone at
(310) 208-1182, or by facsimile at (310) 208-1154.


                                       Very truly yours,


                                       /s/ Dorothy B. Vinski
                                       Dorothy B. Vinski

Enclosures